Exhibit 10.39

SUPPLEMENTAL INDENTURE

WHEREAS, Eldorado Resorts LLC, a Nevada limited liability company, and Eldorado Capital Corp., a Nevada corporation (collectively the “Issuers”), and U.S. Bank National Association, as trustee (the “Trustee”), entered into an Indenture dated as of April 20, 2004, which was amended by a Supplemental Indenture dated as of August 11, 2005 (as amended, the “Indenture”);

WHEREAS, Section 9.02(a) of the Indenture authorizes the amendment of the Indenture, other than amendments specified in Section 9.02(b) of the Indenture, by the Issuers and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the Issuers’ then-outstanding 9% Senior Notes due 2014 (the “Notes”) issued and outstanding under the Indenture;

WHEREAS, the holders of $64,475,000 principal amount (representing a majority in aggregate principal amount) of the Notes have executed a Consent and Waiver of Noteholders dated as of September 29, 2006 (the “Consent”) which consents to an amendment to the Indenture, which is not an amendment specified in Section 9.02(b) of the Indenture;

WHEREAS, the Issuers have provided to the Trustee an Officers’ Certificate required by Section 10.04(1) of the Indenture with respect to this Supplemental Indenture;

WHEREAS, Wolf, Block, Schorr and Solis-Cohen LLP and McDonald Carano Wilson LLP have provided to the Trustee the legal opinions required by Sections 9.09 and 10.04(2) of the Indenture with respect to this Supplemental Indenture; and

WHEREAS, Section 9.03 of the Indenture requires that each amendment to the Indenture be set forth in a supplemental indenture.

NOW, THEREFORE, in consideration of the foregoing, the Issuers and the Trustee hereby agree as follows:

1. The definition of “Indebtedness” in Section 1.01 of the Indenture is amended to read in its entirety as follows:

“Indebtedness” means, without duplication with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations or the amount of any Person’s obligation to the redemption, repayment or other repurchase of its Disqualified Stock, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person, other than any Permitted Liens on the Company’s membership interests in ES #1 and ES #2 and any Liens on the assets of any Unrestricted Subsidiary (whether or not such indebtedness is assumed by such Person), and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Indenture as of the 21st day of November, 2006.

ELDORADO RESORTS LLC

By:	/s/ Donald L. Carano
Name:	Donald L. Carano
Title:	Chief Executive Officer

By:	/s/ Robert M. Jones
Name:	Robert M. Jones
Title:	Chief Financial Officer

ELDORADO CAPITAL CORP.

By:	/s/ Donald L. Carano
Name:	Donald L. Carano
Title:	President

By:	/s/ Gene Carano
Name:	Gene Carano
Title:	Secretary/Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President